The Board has selected KPMG LLP (KPMG) to serve as
the Trusts independent registered public accounting
firm for the Trusts fiscal year ended September 30,
2006. The decision to select KPMG was recommended by
the Audit Committee and was approved by the Board on
September 21, 2005. During the Trusts fiscal years
ended September 30, 2005 and September 30, 2004,
neither the Trust, its portfolios nor anyone on
their behalf has consulted with KPMG LLP on items
which (i) concerned the application of accounting
principles to a specified transaction, either
completed or proposed, or the type of audit opinion
that might be rendered on the Trusts financial
statements; or (ii) concerned the subject of a
disagreement (as defined in paragraph (a)(1)(iv) of
Item 304 of Regulation S-K) or reportable events (as
described in paragraph (a)(1)(iv) of said Item 304).
The selection of KPMG does not reflect any
disagreements with or dissatisfaction by the Trust
or the Board with the performance of the Trusts
prior auditor.  The decision to replace
PricewaterhouseCoopers LLP (PWC), the Trusts
previous independent registered public accounting
firm, effective upon its completion of its audits
for the fiscal year ended September 30, 2005 and to
select KPMG was recommended by the Trusts Audit
Committee and approved by the Funds Board of
Trustees.  PWCs report on the Trusts financial
statements for the fiscal years ended September 30,
2005 and September 30, 2004 contained no adverse
opinion or disclaimer of opinion nor were they
qualified or modified as to uncertainty, audit scope
or accounting principles. During the Trusts fiscal
years ended September 30, 2005 and September 30,
2004, (i) there were no disagreements with PWC on
any matter of accounting principles or practices,
financial statement disclosure or auditing scope or
procedure, which disagreements, if not resolved to
the satisfaction of PWC, would have caused it to
make reference to the subject matter of the
disagreements in connection with its reports on the
Trusts financial statements for such years, and
(ii) during the fiscal years ended September 30,
2005 and September 30, 2004 none of the events
enumerated in paragraphs (1) (v) (B) through (D) of
Item 304 (a) of Regulation S-K occurred.  As part of
its report dated November 29, 2005 filed as an
exhibit to the Trusts most recent N-SAR filed with
the SEC, PWC advised management that management did
not maintain effective internal controls over the
valuation and reporting of illiquid securities in
the SEI Institutional International Trust Emerging
Markets Debt Fund (the Fund).  Illiquid
securities, which comprise approximately 4.3% of net
assets of the Fund, were not valued using readily
available, current market quotations or by employing
a reasonable process for fair valuation at September
30, 2005.  This finding did not affect PWCs opinion
on the financial statements.  The Boards decision
to change the Trusts auditors preceeded the
identification by PWC of the foregoing internal
control issue.
..

The Trust has requested that PWC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated December 7, 2005, is filed as an Exhibit to this Form N-SAR.